EXHIBIT 6.7

                               Letter of Agreement


BETWEEN:  Advanced Gaming Technology, of
          PO Box 11610, Suite 2482-650 West Georgia Street
          Vancouver, B.C., Canada V6B 4N9

          hereinafter called AGT

AND:      Y.K.L. Corporation of
          801 Metropolitan Tower, Mabini Street
          Malate, Manila, Philippines

          hereinafter called YKL

WHEREAS AGT is the owner of certain slot machines manufactured by Unidesa (Slots) and YKL operates a luxury ocean liner(s) and is desirous of having Slots installed and operated on its ocean liner;

NOW, THEREFORE this Agreement witnesses that in consideration of the mutual promises and performances of the parties, which are considered legal and sufficient consideration by the parties, it is agreed:

1. AGT shall lease to YKL twenty five (25) Slots, more specifically described in
Exhibit 1, for an initial period of one hundred twenty (12) days (Term) commencing from the date of installation.

2. YKL shall operate these slots on its luxury ocean liner.

3. AGT shall receive seventy percent (70%) of the gross revenues. Gross revenues are defined as the amounts remaining after the payment of winnings.

4. YKL shall provide monthly statements by no later than the 10th day of each month together with AGT's share of the revenue as calculated in 3. above.

5. YKL hereby agrees, acknowledges, and confirms that the Slots are the property of AGT at all times and the same shall be returned to AGT at the end of the Term.

6. YKL agrees to and warrants that it will carry adequate insurance against all reasonable risks to ensure that the Slots are safe against all reasonable and appropriate hazards and damage.

7. Upon termination of this Agreement, the parties may renegotiate the terms and conditions of this Agreement or YKL shall return the Slots back to AGT at AGT's expense in the condition they were delivered except for normal wear and tear.

IN WITNESS WHEREOF the parties hereto have entered into this Agreement on the 17th day of December, 1996.

ADVANCED GAMING TECH. INC.               Y.K.L. CORPORATION


---------------------------------        ---------------------------------
Ole Zupetz
Authorized Signatory                     Authorized Signatory